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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                  NEOPHARM,INC.
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               (Exact Name of Issuer as Specified in its charter)



DELAWARE                                                       51--0327886
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(State of incorporation                                     (I.R.S. Employer
 or organization)                                          Identification No.)


100 CORPORATE NORTH, SUITE 215, BANNOCKBURN, ILLINOIS                    60015
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(Address of Principal Executive offices)                             (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

             Title of each class                 Name of each exchange on which
             to be so registered                 each class is to be registered

             None

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. / /

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. /X/

Securities Act registration statement file number to which this form relates: not applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                  COMMON STOCK, $0.0002145 PAR VALUE PER SHARE
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                                (Title of Class)

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         INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  Description of Registrant's Securities to be Registered

         COMMON STOCK

         Our authorized capital consists of 15,000,000 shares of common stock, par value $0.0002145 per share. At March 3, 2000, there were 11,047,487 shares of common stock outstanding held of record by 65 stockholders.

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to any outstanding preferred stock preference, the holders of our common stock are entitled to receive ratably the dividends, if any, that may be declared from time to time by our board of directors out of funds legally available for such dividends. We have never declared a dividend and do not anticipate doing so. Subject to any outstanding preferred stock preference, in the event of a liquidation, dissolution or winding up of us, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All the outstanding shares of our common stock are validly issued, fully paid and nonassessable.

Item 2.  Exhibits

         The following exhibits are being filed as part of the Registration Statement.

         1.       The Company's Certificate of Incorporation, as amended;

         2.       The Company's By-laws, as amended.



                                    SIGNATURE

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

  (Registrant)        NEOPHARM, INC.
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Date   APRIL 11, 2000
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By  /s/ JAMES M. HUSSEY, PRESIDENT
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        James M. Hussey, President
     *Print the name and title of the signing officer under his signature.